7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Cliff Sifford President and Chief Executive Officer or W. Kerry Jackson Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL PROVIDES FIRST QUARTER 2017 COMPARABLE STORE SALES

Company Updates Fiscal Year 2017 Net Sales and Earnings Outlook

Evansville, Indiana, May 2, 2017 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of moderately priced footwear and accessories, today provided comparable stores sales results for the first fiscal quarter ended April 29, 2017, and an updated outlook for annual net sales and diluted earnings per share.

Cliff Sifford, Shoe Carnival's President and Chief Executive Officer commented, "Our sales results improved as we progressed through the first quarter, but it was not enough to offset the soft start we experienced at the beginning of the year with comparable store sales down mid-teens in February.  We primarily attribute the decline in our February sales to the delay in tax refund checks.  Most recently, we have generated improved sales and we are optimistic that our financial performance will improve as we progress through fiscal 2017.  We continue to believe the strength of our balance sheet and cash flow will enable us to enhance value for shareholders through our existing dividend and share repurchase programs."

Comparable store sales in the first quarter of fiscal 2017 decreased 3.9 percent as a result of a slower start to the fiscal year. The Company now expects fiscal year 2017 net sales to be in the range of $1.002 billion to $1.018 billion, with comparable store sales flat to down low single digits, and earnings per diluted share in the range of $1.30 to $1.45.  This compares to the Company's prior outlook for net sales of $1.028 billion to $1.040 billion, with comparable store sales flat to up low single digits and earnings per diluted share of $1.45 to $1.54.  Fiscal 2016 earnings per diluted share were $1.28 and adjusted earnings per diluted share were $1.40.

The Company does not plan to release preliminary financial results in the future other than in unique circumstances, or in the event of a material event that requires disclosure.

The Company expects to report first quarter fiscal year 2017 financial results on Thursday, May 25, 2017, after the market close and will host its quarterly conference call to discuss these results at 4:30 p.m. Eastern Time. This call is webcast and can be accessed at the Investors section of Shoe Carnival's website at www.shoecarnival.com. The online replay of the conference call will be available shortly after the call and will be available for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands.  As of May 2, 2017, the Company operates 417 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.

Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees; our ability to manage our third-party vendor relationships; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our growth plans; higher than anticipated costs or impairment charges associated with the closing of underperforming stores; our ability to successfully grow our e-commerce sales; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments and the continued favorable trade relations in China and the other countries which are the major manufacturers of footwear; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments, and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.